PLUMAS BANCORP REPORTS RECORD 2004 EARNINGS

QUINCY, California, January 20, 2005 — Plumas Bancorp (OTC Bulletin Board: PLBC) today announced that un-audited quarterly earnings rose 16% to $1,139,000 compared to $983,000 earned in the fourth quarter of 2003. Annual earnings for 2004 were $3,646,000, up 11% over the $3,281,000 earned in 2003. This is the sixteenth consecutive year of record earnings.

Basic earnings per share rose from $1.02 in 2003 to $1.12 in 2004, an increase of 10%. Diluted earnings per share rose from $0.99 in 2003 to $1.09 in 2004, also an increase of 10%. Basic earnings per share for the fourth quarter 2004 were $.35 per share, up 12.9% from $.31 for the same quarter in 2003. Diluted earnings per share for the fourth quarter 2004 were $.34 vs. $.30 for 2003, an increase of 13.3%. Shareholders’ equity at year end stood at $27,891,000, up 8.3% from the previous year.

Operating revenues (net interest income and non-interest income) for fourth quarter 2004 were $5.9 million, up from $5.3 million for fourth quarter 2003, an increase of 11%.

The Company’s assets grew $27,084,000 during 2004 to $417,346,000, up 6.9% over December 31, 2003. Deposits in 2004 grew $22,725,000 to $378,567,000, up 6.4% from the December 31, 2003 figure of $355,842,000.

At the end of 2004, loan totals were $266,914,000, an increase of $48,958,000 or 22.5% over the December 31, 2003 figure of $217,957,000.

William E. Elliott, president and chief executive officer of Plumas Bancorp and Plumas Bank, commented, “Fourth quarter earnings were exceptionally good and, overall, 2004 was a very good year for the Bank.” He continued, “Our strong growth in operating revenues was primarily due to the expansion of our loan and securities portfolios, the positive impact of the rising rate environment, and the success of our overdraft privilege program.” Elliott concluded, “Last year we worked hard at integrating the expansion activities that took place in 2003, and, barring any unforeseen events, these efforts will pave the way for solid earnings growth in 2005 and beyond.”

Plumas Bank, a wholly owned subsidiary of Plumas Bancorp, currently operates twelve traditional branches plus a number of independent ATM sites in Northeastern California’s Plumas, Lassen, Modoc, Shasta, Sierra, Placer, and Nevada counties. The Bank provides consumer, commercial and agricultural banking services, and various investment and insurance services. Additional financial information can be obtained at www.plumasbank.com.

This news release includes forward-looking statements about Plumas Bancorp’s financial condition, results of operations, plans, objectives and future performance. A number of factors, many of which are beyond the control of the company, could cause actual results to differ materially from those in the forward-looking statements.